  Exhibit 99.1
Zoom Telephonics Reports 191% Sales Increase for Q4 2016

Boston, MA, March 2, 2017 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today reported financial results for the fourth quarter and year ended December 31, 2016.

The Company reported net sales of $5.1 million for the fourth quarter ended December 31, 2016 (“Q4 2016”), up 191% from $1.8 million for the fourth quarter ended December 31, 2015 (“Q4 2015”). Zoom reported a net loss of $990 thousand or $0.07 per share for Q4 2016 compared to a net loss of $724 thousand or $0.05 per share for Q4 2015.

Gross profit was $1.4 million or 27.3% of net sales in Q4 2016, compared to $0.5 million or 27.8% of net sales in Q4 2015.  The increase in gross profit in Q4 2016 was due to increased sales, particularly for Motorola brand cable modems and gateways. Gross margin percentage declined because of a $171 thousand write-down of inventory for select products due to negotiation of lower costs for those products.

Operating expenses were $2.3 million, or 45.5% of net sales in Q4 2016, compared to $1.2 million or 67.9% of net sales in Q4 2015. Selling expenses increased $1.3 million to $1.7 million from Q4 2015 to Q4 2016 due primarily to Motorola trademark costs, new in 2016, and increased advertising expenses. General and administrative expenses decreased $114 thousand to $305 thousand from Q4 2015 to Q4 2016 due primarily to reduced FCC-related legal expenses and reduced personnel and stock option costs. Research and development expenses decreased $56 thousand to $368 thousand from Q4 2015 to Q4 2016 due primarily to reductions in testing and certification expenses.

Zoom’s net sales of $17.8 million for the fiscal year ended December 31, 2016 (“FY 2016”) were up 65.3% from $10.8 million for the fiscal year ended December 31, 2015 (“FY 2015”). Zoom reported a net loss of $2.9 million or $0.21 per share for FY 2016 compared to a net loss of $833 thousand or $0.09 per share for FY 2015. Gross profit was $5.4 million for FY 2016, up $2.0 million from $3.4 million for FY 2015. Gross margin was down slightly to 30.1% in FY 2016 from 31.5% in FY 2015 due primarily to increased amortization of certification costs associated with new products.

Operating expenses were $8.3 million, or 46.3% of net sales in FY 2016, up from $4.1 million or 38.4% of net sales in FY 2015. Selling expenses increased $3.6 million to $5.2 million from FY 2015 to FY 2016 due primarily to Motorola trademark costs and increased advertising expenses. General and administrative expenses increased $312 thousand to $1.5 million from FY 2015 to FY 2016, primarily due to increased personnel and stock option costs, and increased audit and legal expenses. Research and development expenses increased $180 thousand to $1.5 million from FY 2015 to FY 2016, primarily due to increased personnel costs.

Zoom raised gross proceeds of approximately $1.6 million in a private placement of common stock in October 2016. On December 31, 2016 Zoom had $1.3 million drawn on a $3 million line of bank credit, working capital of $3.4 million, and a current ratio of 1.7.

“We are pleased with the sales growth we are experiencing due to our line of high-performance Motorola brand cable modems, strong customer reviews for these products, and significant advertising,” said Frank Manning, Zoom’s President and CEO. “During 2016 we dramatically grew our share of cable modem sales through Amazon, and Amazon remains a major focus. Another focus is growing our shelf space in the best retail stores, and we’re very pleased that in February 2017 we shipped our third Motorola cable modem product to Best Buy stores. We continue to develop exciting new cable modem products, including our first product for the new DOCSIS 3.1 cable modem standard. In January 2017 our China master distributor began selling our first Motorola router for China. In 2017 we plan to introduce a line of routers, range extenders, and powerline communication adapters consistent with our worldwide Motorola licensing agreement for cable modems and gateways, WiFi routers, range extenders, and other consumer network products. Besides introducing new cable modem and WiFi products, we expect to launch some innovative sensor products later this year. Our focus will remain on growing our sales while trying to reduce our expenses as a percentage of sales. We are proud of our accomplishments in 2016, and looking forward to continued growth in 2017.”

Conference Call

Zoom has scheduled a conference call for Thursday, March 2nd at 5:00 p.m. Eastern Time. You may access the conference call by dialing (877) 706-2128 if you are in the USA, and international callers may dial (706) 643-5255. The conference ID is 75356610. A slide presentation will accompany management’s remarks and may be accessed five minutes before the conference call at www.zoomtel.com/s4. Shortly after the conference call a recording of the call will be available on Zoom’s website at www.zoomtel.com/r4.

About Zoom Telephonics

Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. For more information about Zoom and its products, please see www.zoomtel.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.
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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Zoom’s dependence on key employees; uncertainty of new product development, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent-related matters; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

Company Contact:

Zoom Telephonics
Investor Relations
99 High Street
Boston, MA 02110
617-753-0897
investor@zoomtel.com

Investor Relations Contact:

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: 203-972-9200
jnesbett@institutionalms.com

ZOOM TELEPHONICS, INC.
Condensed Balance Sheets
In thousands
(Unaudited)

	12/31/16	12/31/15

ASSETS

Current assets:

Cash	$180	$1,847
Accounts receivable, net	2,498	1,079
Inventories, net	4,927	2,785
Prepaid expenses and other	652	381

Total current assets	8,257	6,092

Property and equipment, net	176	205

Other assets	589	573

Total assets	$9,022	$6,870

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$1,307	$––
Accounts payable	2,502	1,423
Accrued expenses	1,052	293

Total current liabilities	4,861	1,716

Total liabilities	4,861	1,716

Stockholders’ equity:

Common stock and additional paid-in capital	40,041	38,100

Retained earnings (accumulated deficit)	(35,880)	(32,946)

Total stockholders’ equity	4,161	5,154

Total liabilities and stockholders’ equity	$9,022	$6,870

ZOOM TELEPHONICS, INC.
Condensed Statements of Operations
In thousands, except for per share data
(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/16	12/31/15	12/31/16	12/31/15

Net sales	$5,146	$1,771	$17,834	$10,790
Cost of goods sold	3,739	1,278	12,467	7,388

Gross profit	1,407	493	5,367	3,402

Operating expenses:
Selling	1,668	360	5,188	1,571
General and administrative	305	419	1,541	1.229
Research and development	368	424	1,522	1,342
Total operating expenses	2,341	1,203	8,251	4,142

Operating profit (loss)	(934)	(710)	(2,884)	(740)

Other income (expense), net	(52)	(12)	(42)	(86)

Income (loss) before income taxes	(986)	(722)	(2,926)	(826)

Income tax expense	4	2	7	7

Net income (loss)	$(990)	$(724)	$(2,933)	$(833)

Earnings (loss) per share:
Basic Earnings (loss) per share	$(0.07)	$(0.05)	$(0.21)	$(0.09)
Diluted Earnings (loss) per share	$(0.07)	$(0.05)	$(0.21)	$(0.09)

Weighted average number of shares outstanding:
Basic	14,460	13,340	13,908	9,471
Diluted	14,460	13,340	13,908	9,471